UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Adverum Biotechnologies, Inc.
(Name of Registrant as Specified in its Charter)

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This proxy supplement, dated May 28, 2024 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Adverum Biotechnologies, Inc. a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on May 2, 2024 (the “Proxy Statement”), for the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Monday, June 17, 2024. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

Amendment and Restatement of Non-Employee Director Compensation Policy

The Company maintains a non-employee director compensation policy. In May 2024, the compensation committee of the Company’s board of directors approved the amendment and restatement of the Company’s non-employee director compensation policy. The non-employee director compensation policy as amended and restated on May 22, 2024, is set forth below.

Adverum Biotechnologies, Inc.

Non-Employee Director Compensation Policy Adopted by

the Compensation Committee: May 22, 2024

Each member of the board of directors (the “Board”) of Adverum Biotechnologies, Inc. (the “Company”) who is a Non-Employee Director (as defined in the Adverum Biotechnologies, Inc. 2024 Equity Incentive Award Plan (the “Plan”) will be eligible to receive cash and equity compensation as set forth in this Adverum Biotechnologies, Inc. Non-Employee Director Compensation Policy (this “Policy”). For the purposes of this Policy, “Total Direct Annual Compensation” shall mean the aggregate amount of cash and equity compensation to which a Non-Employee Director is entitled pursuant to this Policy, other than any such compensation received for service as Chair of the Board. Capitalized terms not explicitly defined in this Policy but defined in the Plan will have the same definitions as in the Plan.

This Policy, as adopted on May 22, 2024, will become effective immediately and will remain in effect until it is revised or rescinded by further action of the Board or the Compensation Committee of the Board; provided, however, that the Compensation Limits (as defined in Section 1 below), which, for the avoidance of doubt, supersede any non-employee director compensation limits set forth in the Plan, shall apply for a period of three years.

1.	Total Direct Annual Compensation Limits

The limits below (each a “Compensation Limit”) shall apply to the Total Direct Annual Compensation granted to each Non-Employee Director, other than a new Non-Employee Director. In applying the Compensation Limits below, the calculation of the Company’s market capitalization shall be made as of the date of the equity compensation grant.

a.	While the Company’s market capitalization is below $250 million, Total Direct Annual Compensation shall not exceed $150,000 in any calendar year.

b.	While the Company’s market capitalization is greater than $250 million but below $500 million, Total Direct Annual Compensation shall not exceed $250,000 in any calendar year.

c.	While the Company’s market capitalization is greater than $500 million but below $1 billion, Total Direct Annual Compensation shall not exceed $400,000 in any calendar year.

d.	While the Company’s market capitalization is higher than $1 billion, Total Direct Annual Compensation shall not exceed $475,000 in any calendar year.

2.	Cash Compensation.

(a)         Annual Retainers. Each Non-Employee Director will be eligible to receive the following annual retainers for service as (i) a member and/or chair of the Board and (ii) a member or chair/co-chair of a committee of the Board (“Committee”) set forth below, as applicable.

Board or Committee	Type of Retainer*	Amount (Per Year)
Board	Chair	$35,000
	Member	$40,000
Audit Committee	Chair	$20,000
	Member (Non- Chair)	$10,000
Compensation Committee	Chair	$15,000
	Member (Non- Chair)	$7,500
Nominating and Corporate Governance Committee	Chair	$10,000
	Member (Non- Chair)	$5,000
Research and Development Committee	Chair/Co-Chair	$15,000
	Member (Non- Chair/Co-Chair)	$7,500

*
The chair of the Board is eligible to receive a retainer for service as the chair and an additional retainer for service as a member of the Board. The chair/co-chair of each Committee is eligible to receive a retainer for service as the chair/co-chair, but not an additional retainer for service as a member of the Committee.

The annual retainers will be paid on the last day of the quarter and partial service for that quarter will receive pro rata treatment.

(b)    Expenses. Each Non-Employee Director will be eligible for reimbursement from the Company for all reasonable out-of-pocket expenses incurred by the Non-Employee Director in connection with his or her attendance at Board and Committee meetings.

To the extent that any taxable reimbursements are provided to a Non-Employee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder and any state law of similar effect, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during the Non-Employee Director’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of the Non-Employee Director’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

3.	Equity Compensation.

The options described in this Policy will be granted under the Plan and will be subject to the terms and conditions of (i) this Policy, (ii) the Plan and (iii) the form of Option Agreement approved by the Board for the grant of options to Non-Employee Directors under the Plan.

(a)         Initial Grants. Each person who first becomes a Non-Employee Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, will be granted a Nonstatutory Stock Option to purchase a number of shares of Common Stock having an Option Value of 200% of the Option Value of the most recent Annual Director Option granted pursuant to Section 3(b)(i) below (an “Initial Option”), which grant will be made on or about the date of his or her initial election or appointment to be a Non-Employee Director.

(b)          Annual Grants. On or about the date of each annual meeting of the Company’s stockholders:

(i)          each person who is then a Non-Employee Director and will be continuing as a Non- Employee Director following the date of such annual meeting (other than any Non-Employee Director receiving an Initial Option on the date of such annual meeting or who has received an Initial Option within the same calendar year as such annual meeting) will be granted a Nonstatutory Stock Option to purchase a number of shares of Common Stock having an Option Value represented by the number of shares approximately equal to the median annual equity award (as a percent of company) granted to non-employee directors of the Company’s Peer Group (as defined in the charter of the Compensation Committee of the Board) as applied to the number of shares of the Company’s stock outstanding as of the date of grant (provided that such Option Value should not exceed the applicable Compensation Limit minus the maximum annual cash compensation (excluding, if applicable, the Board Chair retainer) to which any director is expected to be entitled during the calendar year pursuant to Section 2(a) above) (an “Annual Director Option”); and

(ii)        the Chair of the Board will be granted an additional Nonstatutory Stock Option to purchase a number of shares of Common Stock having an Option Value equal to approximately 30% of the Option Value of the Annual Director Option (the “Annual Chair Option”).

(c)         Option Value. The “Option Value” of a stock option to be granted under this policy will be determined using the same method the Company uses to calculate the grant date fair value of stock options in its financial statements and shall be calculated on the date of grant.

(d)          Terms of Options.

(i)          Exercise Price. The exercise price of each Initial Option, Annual Director Option and Annual Chair Option will be equal to 100% of the Fair Market Value of the Common Stock subject to such option (as determined in accordance with the Plan) on the date such option is granted.

(ii)         Vesting.  Each Initial Option, Annual Director Option and Annual Chair Option will vest and become exercisable as follows:

(A)          Each Initial Option will vest and become exercisable in equal annual installments on each of the first three anniversaries of the date of grant of such option, provided that the Non-Employee Director has not had a Termination of Service prior to each such date; provided, however, that the vesting shall accelerate, and the Initial Option shall become fully vested and exercisable, upon the consummation of a Change in Control.

(B)          Each Annual Director Option and Annual Chair Option will vest and become exercisable on the earlier of (i) the date of the next annual meeting of the Company’s stockholders, or (ii) the first anniversary of the date of grant of such option, provided that the Non-Employee Director has not had a Termination of Service prior to such date; provided, however, that the vesting shall accelerate, and each Annual Option shall become fully vested and exercisable, upon the consummation of a Change in Control.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.